Exhibit 4.1

DESCRIPTION OF AIMCO CLASS A COMMON STOCK

General

Aimco’s charter authorizes the issuance of up to 510,587,500 shares of capital stock with a par value of $0.01 per share, all of which are currently classified as Class A common stock. The Class A common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AIV.” Computershare Trust Company, N.A. serves as transfer agent and registrar of the Class A common stock.

Holders of shares of the Class A common stock are entitled to receive dividends, if, when and as declared by Aimco’s Board of Directors, out of funds legally available therefor. The holders of shares of Class A common stock, upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of Aimco, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Aimco and any liquidation preferences of preferred stock. The shares of Class A common stock possess voting rights for the election of directors of Aimco and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Class A common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A common stock do not have preemptive rights, which means that they have no right to acquire any additional shares of Class A common stock that may be issued by Aimco at a subsequent date.

Restrictions on Ownership and Transfer

For Aimco to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because Aimco’s Board of Directors believes that it is essential for Aimco to continue to qualify as a REIT and to provide additional protection for Aimco’s stockholders in the event of certain transactions, Aimco’s Board of Directors has adopted provisions of the charter restricting the acquisition of shares of Class A common stock.

Subject to certain exceptions specified in the charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Securities Exchange Act of 1934, or Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 or Mr. Considine) of the outstanding shares of Class A common stock. For purposes of calculating the amount of stock owned by a given individual, the individual’s Class A common stock and interests in the Aimco OP L.P. are aggregated. Under certain conditions, Aimco’s Board of Directors may waive the ownership limit. However, in no event may such holder’s direct or indirect ownership of Class A common stock exceed (i) 12% of the total outstanding shares of Class A common stock, in the case of a person subject to the general 8.7% ownership limit, or (ii) 20% of the total outstanding shares of Class A common stock, in the case of an entity subject to the 15% ownership limit (although the 15% ownership limitation applicable to Mr. Considine may not be waived). As a condition of such waiver, the Aimco Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of Aimco. If shares of Class A common stock in excess of the ownership limit, or shares of Class A common stock that would cause the REIT to be beneficially owned by fewer than 100 persons, or that would result in Aimco being “closely held,” within the meaning of Section 856(h) of the Code, or that would otherwise result in Aimco failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class A common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by Aimco. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (1) such transferee’s original purchase price (or the market value of such shares on the date of the violative transfer if purportedly acquired by gift or devise) and (2) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by Aimco for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that Aimco determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that Aimco’s Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class A common stock bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Class A common stock must file a written statement or an affidavit with Aimco containing the information specified in the Aimco charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to Aimco in writing such information with respect to the direct, indirect and constructive ownership of shares as Aimco’s Board of Directors deems appropriate or necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These restrictions on ownership and transfer of Class A common stock will not apply if Aimco’s Board of Directors determines that it is no longer in the best interests of Aimco to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for Aimco to qualify as a REIT. The restrictions on ownership and transfer of Class A common stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for Aimco’s Class A common stock or otherwise be in the best interests of Aimco’s stockholders.

DESCRIPTION OF AIMCO PREFERRED STOCK

General

Under its charter, Aimco may issue, from time to time, shares of one or more classes or series of preferred stock. The particular terms of any class or series of preferred stock issued will be determined by Aimco’s Board of Directors.

Aimco’s charter authorizes the issuance of up to 510,587,500 shares of capital stock with a par value of $0.01 per share, all of which are classified as Class A common stock. There are currently no shares of Aimco’s preferred stock authorized, issued, and outstanding.  The Board of Directors of Aimco is authorized to classify and reclassify any unissued shares of capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Maryland General Corporation Law, or MGCL, and Aimco’s charter.

Aimco’s Board of Directors, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Class A common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of Class A common stock, may adversely affect the voting and other rights of the holders of Class A common stock, and could have the effect of delaying, deferring, or preventing a change of control of Aimco or other corporate action.

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